Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post –Effective Amendment No. 216 to the Registration Statement on Form N –1A of Fidelity Summer Street Trust: Fidelity SAI Sustainable Future Fund, Fidelity SAI Sustainable Sector Fund and Fidelity SAI Sustainable U.S. Equity Fund of our reports dated July 13, 2023, relating to the financial statements and financial highlights, which appear in the above referenced funds ’ Annual Reports to Shareholders on Form N-CSR for the period ended May 31, 2023.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
July 20, 2023